EXHIBIT 10.2
EMPLOYMENT RETENTION AGREEMENT
     THIS EMPLOYMENT RETENTION AGREEMENT (this “Agreement”), is entered into between LESCO, Inc., an Ohio corporation (the “Company”), and JEFFREY L. RUTHERFORD (“Employee”), in accordance with the LESCO, Inc. Employment Retention Plan (the “Plan”), and is made this 19th day of February, 2007.
1.	INTRODUCTION
     The Company established the Plan for the purpose of providing certain of its employees with incentives to continue employment with the Company on an objective and impartial basis in the event of the Company’s Change in Control. The Employee desires to continue in the Company’s employment in accordance with the terms and conditions set forth in the Plan, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. In the event any Plan term or condition conflicts with any term or condition of the Agreement, the Plan’s term or condition shall, at all times, control. All terms capitalized throughout the Agreement shall have the meaning set forth in the Plan, unless otherwise specifically provided for herein.
     The Company and Employee (the “Parties”) now enter into this Agreement to establish their rights and obligations under the Plan, and, to the extent not expressly set forth in the Plan, to provide for certain additional rights and responsibilities of the Parties. In consideration of the Parties’ mutual promises and obligations contained herein and as further established under the Plan, the Parties, intending to be legally bound, hereby agree to the terms and conditions set forth below or provided for within the Plan.
2.	TERM OF AGREEMENT
     The Term of the Agreement shall be the period commencing on the Effective Date and ending on the date that is the earlier of the Employee’s Separation from Service or the first anniversary of the Effective Date.
3.	CHANGE IN CONTROL PERIOD
     Change in Control Period shall mean the period commencing with the Effective Date and ending on the third (3rd) anniversary of such Effective Date.
4.	SEVERANCE PAYMENTS
(a)	Upon the occurrence of a Triggering Event, Company shall pay to Employee the amounts set forth below, which shall be payable in one lump sum payment within thirty (30) days of the Triggering Event, unless otherwise specifically provided for in the Plan or the subsections below:
(i)	all amounts specifically set forth in Article II of the Plan; and

(ii)	an amount equal to the product of three times the sum of (1) the Employee’s Annual Base Salary, and (2) $225,000; and

(iii)	an amount equal to the maximum yearly contribution the Company could make to the Employee’s account in the LESCO, Inc. Salary Savings Plan and Trust, or any successor qualified defined contribution retirement plan, based on the amount contributed to such retirement plan by the Employee during the year of the Triggering Event; and

(iv)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)	Notwithstanding any other provision of the Agreement or Plan to the contrary, in the event it is determined that any portion of the amounts payable or made available to the Employee under the Plan or Agreement (including, without limitation, the issuance of common shares of the Company; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options), or under any other agreement with, or plan of, the Company (in the aggregate “Total Payments”) constitute “excess parachute payments” within the meaning of Code Section 280G and are subject to the excise tax imposed by Code Section 4999 (or any similar tax or assessment), then the Employee shall be entitled to receive an additional payment or payments (a “Gross-Up”), which shall equal an amount necessary to place the Employee in the same after-tax position (after considering all applicable penalty, federal, state, local income and employment taxes on such excise taxes, as well as any interest thereon) he would have been in had no such excise taxes or assessments been imposed on the Total Payments pursuant to Code Section 4999. The calculation of the amount of Gross-Up and the payment required in connection therewith shall be made by the Company’s independent accountants within thirty (30) calendar days after benefit payments commence under Section 4 of the Agreement and Section II of the Plan. Any Gross-Up due to the Employee shall be paid within five (5) calendar days following the determination of the Gross-Up amount. The determinations of the Company’s independent accountants shall be binding on the Parties.
5.	AMENDMENT, MODIFICATION, AND TERMINATION
     No term or provision of this Agreement may be changed, waived, amended, modified, or terminated, except by written instrument. Notwithstanding the foregoing, the Company reserves the right to unilaterally amend, modify, or terminate this Agreement in any manner that the Company deems advisable in order to ensure this Agreement’s and the Plan’s continued compliance with the provisions of Code Section 409A; provided, however, that no such action shall materially reduce the value of the benefits provided to the Employee hereunder.

     IN WITNESS WHEREOF, as conclusive evidence of the adoption of the Agreement and as acknowledgement of the Company’s and the Employee’s agreement and consent to be bound by the terms of the Plan, the parties have hereunto set their hands as of the date and year first above written.

EMPLOYEE	LESCO, INC.

/s/ Jeffrey L. Rutherford	By	/s/Martin J. Erbaugh

Jeffrey L. Rutherford		Its Chairman

Chief Executive Officer

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